Exhibit 99.1

For Release:               Immediately

Contact:                      Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

EARNINGS GUIDANCE ADJUSTMENT

Calhoun, Georgia, September 27, 2005 - Mohawk Industries, Inc. (NYSE:MHK) today announced an adjustment to its earnings forecast for the third quarter of 2005 due to the impact of Hurricane Katrina on raw materials and energy costs.  Katrina has severely disrupted the petrochemical industry causing significant cost increases in carpet raw materials and possible supply disruptions.  These cost increases reflect higher oil prices and shortages of refining capacity raising chemical costs used in our raw materials.  At this point, these chemicals have not stabilized and may continue to escalate in price.  Additionally, energy costs have increased substantially in the third quarter with natural gas going up more than 50%.  Internal and external transportation cost increases have not been fully recovered in our prices and surcharges.

We expect raw material costs and chemical supply disruptions to stabilize.  However, to mitigate these increases, Mohawk has announced a price increase on October 3rd for its carpet products of 5% to 8% and higher freight charges.  We are also increasing our ceramic and other hard surface product prices to recover higher gas and transportation costs.  Due to our accelerated change in cost, the Company is implementing the price increases more quickly than in the past.

The Company is concerned that Katrina and rising energy costs will have a short-term negative effect on consumer confidence and the overall economy.  Our product mix has shifted to offset some of the rising costs.  As a result of all these factors, we are adjusting our third quarter forecast to range from $1.60 to $1.63 diluted earnings per share (EPS) and our fourth quarter EPS forecast is $1.49 to $1.58.  The impact, if any, of Hurricane Rita on the Company's fourth quarter results has not been included in this forecast.

Mohawk stands ready to support areas impacted by these storms by participating in the rebuilding effort.  The replacement of damaged homes and buildings in the Gulf Coast region should increase industry shipments in the future.  Also, August 2005 existing home sales were 7.2 million on an annualized basis, representing the second highest month on record.  Next year we believe the economy should continue to grow and employment expand.  We believe our industry has long-term strength and will continue to grow.  Mohawk is well positioned as a full service flooring company to grow in the industry.

The Company expects to incur one-time non-cash purchase accounting adjustments which will be determined after closing the Unilin acquisition.  Before these adjustments, the Unilin acquisition is not anticipated to have a significant impact on the fourth quarter and is estimated to be accretive in 2006.

After closing in the fourth quarter, the Company will permanently finance the Unilin acquisition with 100% debt using a combination of prepayable debt and term debt.  This will improve the return to our shareholders while maintaining financial flexibility using the Company's strong cash flow to pay down debt.  The acquisition of Unilin represents a major step in diversifying to a total flooring company.  Unilin is the only fully integrated U.S. laminate producer and a leader in product innovation.  In addition, their superior European management will provide the support necessary to participate in the worldwide laminate market.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecasts," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of broadloom carpet, ceramic tile, wood, stone, laminate, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile and American Olean.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Wednesday, September 28, 2005 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. A conference call replay will also be available until Wednesday, October 5, 2005 by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering Conference ID # 9828127. The webcast can be accessed (live or replay) from the Investor Relations section of Mohawk Industries' website at http://www.mohawkind.com.

DATE FOR FUTURE PRESS RELEASE AND CONFERENCE CALL:

PRESS RELEASE

CONFERENCE CALL

3rd QUARTER 2005	OCTOBER 19, 2005	OCTOBER 20, 2005	11:00AM (800-603-9255)